Exhibit 99.1

Contact:	Dennis Lakomy Chief Financial Officer (708) 757-2803	Release Date: Immediate

CFC INTERNATIONAL, INC. REPORTS 2006 SECOND QUARTER RESULTS

•	Net sales decreased to $18.5 million for the second quarter of 2006, down 16.8% from $22.2 million for the second quarter of 2005. Net sales for the first half of 2006 decreased 9.5% to $40.9 million, from $45.2 million for the same period last year.

Chicago Heights, Illinois, August 14, 2006 – Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI), today reported results for the second quarter of 2006. Net sales for the second quarter 2006 decreased 16.8% to $18.5 million, compared to $22.2 million in the second quarter of 2005. This decrease in sales is primarily due to lower sales volume in the Company’s holographic products, security products and printed products as compared to the same period last year. In the second quarter of 2005, the Company experienced strong sales growth in its holographic security products with the introduction of a holographic magnetic stripe that it had been providing to credit card manufacturers. As previously reported, in March 2006, Visa issued a directive to its member financial institutions and authorized credit card manufacturers to cease producing and issuing Visa credit cards incorporating this holographic magnetic stripe due to reported electro-static discharge (“ESD”) anomalies. As a result of this directive, sales in the second quarter of 2006 for this security product were approximately $46,000, compared to $1.7 million in the second quarter of 2005. The Company, in conjunction with American Bank Note Holographics, has recently developed a newer version of this magnetic stripe, which the Company believes will significantly reduce ESD.

Operating income for the second quarter of 2006 decreased to a loss of $1.7 million, compared to income of $1.5 million for the second quarter of 2005. The operating loss of $1.7 million in the second quarter of 2006 includes $708,000 of transaction costs associated with the Company’s pending merger with an affiliate of Illinois Tool Works Inc., $195,000 of legal fees associated with the enforcement of employment agreements with former employees and additional environmental settlement costs of $75,000. The second quarter of fiscal 2005 included $434,000 related to transaction costs associated with a terminated agreement for the sale of the Company. In this release, the term “operating income (loss) excluding certain costs” refers to operating income (loss) computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding the transaction costs, legal fees and environmental settlement costs described above. Management believes that this information is of interest to investors and facilitates more useful period-to-period comparisons of the Company’s financial results. Operating loss excluding certain costs in the second quarter of 2006 was $725,000, compared to operating income excluding certain costs of $2.0 million for the second quarter of fiscal 2005. Operating income (loss) excluding certain costs is a non-GAAP financial measure. A reconciliation of operating income (loss) excluding certain costs to GAAP operating income (loss) is included in the tables following this press release.

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Net income decreased to a loss of ($1.1) million, or ($0.25) cents per share on a fully diluted basis for the second quarter of 2006, compared to net income of $498,000 or $0.11 cents per share on a fully diluted basis, in the second quarter of 2005. The change in net (loss) between net income in the second quarter of 2006 and 2005 was attributable to unfavorable sales volume as reported above, rising energy, freight and labor costs, and an increase in costs incurred during the quarter, offset by a favorable currency change of $417,000 (after taxes).

“The second quarter of 2006 proved to be a challenge as we faced a radical downturn in the demand of our holographic security products due to the Visa directive, as compared to the same period in 2005,” said Greg Jehlik, CFC’s Chief Executive Officer and President. “As a result, the Company continues to reduce costs and remains focused on our initiatives to grow sales, and we are confident that we will achieve positive financial results during the second half of 2006.”

Sales for the first six months of 2006 totaled $40.9 million, a decrease of 9.5%, compared to $45.2 million for the same period last year. Sales for the first half of 2006 were adversely affected by decreased sales of the Company’s holographic and security products as compared to the same period last year, offset by $456,000 due to strengthening of the Euro compared to the U.S. Dollar.

Operating income for the first half of 2006 decreased 96.2% to $163,000, compared to $4.3 million in the first half of 2005. Operating income of $163,000 in the first half of 2006 includes $1.2 million of merger transaction costs, $227,000 of legal fees associated with the enforcement of employment agreements with former employees and additional environmental settlement costs of $75,000. The first half of fiscal 2005 included $434,000 related to transaction costs associated with a terminated agreement for the sale of the Company. Operating income (loss) excluding certain costs, which excludes these costs as described above, was $1.6 million for the first half of 2006, compared to operating income excluding certain costs of $4.7 million for the first half of fiscal 2005.

Net income for the first half of 2006 decreased to $22,000, or $0.01 per share on a fully diluted basis, compared to net income of $2.0 million or $0.43 per share on a fully diluted basis for the first half of 2005. The change in net income for the first half of 2006 compared to 2005 was attributable to reduced sales volume, and an increase in costs incurred during the first half as noted above, offset by a favorable currency change of $686,000 (after taxes).

“CFC’s operating results for the first half of the year were impacted by merger transaction expenses, legal fees and settlement costs for an environmental liability, along with the weakened demand of our holographic security products due to the Visa directive, which adversely affected our holographic sales, and lower volumes in security products as compared to the same period of 2005,” said Roger Hruby, CFC’s Chairman. “That being said, I am pleased to announce that CFC entered into an agreement with American Bank Note Holographics on July 26, 2006, to produce a ‘generation two’ holographic magnetic stripe product, which we believe significantly reduces electro-static discharge, and that we have recently received orders for this newer version product.”

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Recent Developments

As previously announced, on June 19, 2006, the Company entered into a definitive agreement to be acquired by an affiliate of Illinois Tool Works Inc. (NYSE: ITW) for $16.75 in cash per share. The Company has filed with the Securities Exchange Commission, and mailed to its stockholders, an Information Statement describing the proposed transaction, and is working towards completion of the transaction. Closing is currently expected to occur in the third quarter of 2006.

The Company will be exhibiting at the International Woodworking Machinery & Furniture Supply Fair 2006 Show (IWF) at the Georgia World Congress Center in Atlanta, Georgia in Booth #3437 in Building A on August 23-26, 2006 where it will feature its printed patterned products.

About CFC International, Inc.

Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Göppingen, Germany.

A condensed consolidated balance sheet and statement of operations are attached.

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Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, the proposed merger with an affiliate of Illinois Tool Works Inc. and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions(including fuel prices) may impact market growth trends or otherwise impact the demand for the company’s products and services; competition from existing and new competitors and producers of alternative products will impact the company’s ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company’s ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company’s ability to exploit new or growing markets; the company’s ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company’s foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company’s filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International’s Internet homepage at http://www.cfcintl.com.

CFC INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share and operating income percentage)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$18,487	$22,228	$40,906	$45,216
Cost of goods (excluding depreciation and amortization shown below)	13,468	14,549	28,120	28,952
Operating expenses	4,796	4,550	9,051	9,176
Depreciation and amortization	1,218	1,169	2,411	2,344
Transaction fees	708	434	1,161	434

Operating (loss) income	(1,703)	1,526	163	4,310
Operating (loss) income %	9%	7%	0.4%	9%
Interest expense	273	269	544	548
Interest income	(63)	(4)	(102)	(9)
Interest rate swap valuation provision (benefit)	1	34	(7)	(32)
Other Income (rental income)	(4)	(35)	(9)	(68)
Foreign currency exchange (gain) loss	(159)	488	(298)	765

(Loss) income before income taxes	(1,751)	774	35	3,106

(Benefit) provision for income taxes	(622)	276	13	1,108

Net (loss) income	$(1,129)	$498	$22	$1,998

Diluted weighted average number of shares outstanding	4,616	4,634	4,627	4,629
Diluted (loss) earnings per share	$(0.25)	$0.11	$0.01	$0.43

SUMMARY OF INTERNATIONAL SALES

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except international sales percentage)	2006	2005	2006	2005
International sales ($)	$10,608	$10,091	$20,713	$20,720

International sales (%)	57%	45%	51%	46%

RECONCILIATION OF OPERATING (LOSS)

INCOME TO OPERATING (LOSS) INCOME

EXCLUDING CERTAIN ITEMS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2006	2005	2006	2005
Operating (loss) income	$(1,703)	$1,526	$163	$4,310
Transaction expenses	708	434	1,161	434
Environmental liability expenses	75	—	75	—
Legal expenses – enforcement of employment agreements	195	—	227	—

Operating (loss) income excluding the above items	$(725)	$1,960	$1,626	$4,744

CFC INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS AT

JUNE 30, 2006 AND DECEMBER 31, 2005

	June 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$4,521,758	$5,013,772
Restricted cash	471,596	365,683
Accounts receivable, less allowance for doubtful accounts	13,249,207	14,188,067
Inventories	17,358,347	17,319,347
Other current assets	2,374,011	2,014,790

Total current assets	37,974,919	38,901,659

Property, plant and equipment, net	26,003,159	26,300,422
Deferred income taxes	2,456,870	2,129,417
Intangible assets, net	2,038,815	2,157,032
Other assets	214,194	214,194
Fair value of interest rate swap	118,104	110,950
Goodwill	1,029,462	1,029,462

Total assets	$69,835,523	$70,843,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$6,412,224	$6,412,224
Accounts payable and accrued expenses	11,409,949	13,695,493

Total current liabilities	17,822,173	20,107,717

Deferred income taxes	2,532,675	2,558,294
Long-term debt	13,045,338	12,824,896

Total liabilities	33,400,186	35,490,907

Stockholders’ equity	36,435,337	35,352,229

Total liabilities and stockholders’ equity	$69,835,523	$70,843,136